Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

Exhibit 99.1
News
Release

Date:	July 18, 2011

For Release:	Immediate

Contact:	Chanel Lagarde (Media) (504) 576-4238 clagar1@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2011 as-reported and operational earnings of approximately $1.75 per share. Results for second quarter 2010 were $1.65 per share on an as-reported basis and $1.71 per share on an operational basis. Entergy also affirmed its previously issued earnings guidance for 2011.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. The special items, reflected in second quarter 2010 as-reported results for Entergy Wholesale Commodities and Parent & Other, were associated with the previously planned spin-off of the non-utility nuclear business.

The second quarter 2011 earnings improvement was due to higher earnings at Utility and Parent & Other, partially offset by lower results at Entergy Wholesale Commodities. Second quarter 2011 earnings also reflect accretion from Entergy’s share repurchase programs.

Utility

The increase in Utility second quarter 2011 earnings was driven by higher sales volume and pricing adjustments from previous rate actions, as well as lower interest expense. Utility sales volume growth reflected a favorable quarter-over-quarter weather variance and continued strength in the industrial sector. Well above-normal temperatures were recorded throughout the service territory in the current quarter.

Entergy Wholesale Commodities

The quarter-over-quarter decrease in earnings at Entergy Wholesale Commodities was driven by lower net revenue. Lower pricing on its nuclear fleet was the primary factor in net revenue. Also contributing to the lower results was a higher effective income tax rate arising out of a Michigan state tax law change.

Parent & Other

Parent & Other’s results improved for the quarter due primarily to lower income tax expense on Parent & Other activities arising out of a reversal of a tax reserve as a result of an IRS settlement.

Earnings Guidance

Entergy affirmed previously issued as-reported and operational earnings guidance for 2011 to be in the range of $6.35 to $6.85 per share.

A teleconference will be held at 10 a.m. CT on Tuesday, Aug. 2, 2011, to discuss Entergy’s second quarter 2011 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 8424061, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 8424061.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010; (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2011; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions, and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings.